EXHIBIT 99.1

                                                                  (AZI Form S-8)

                             1991 STOCK OPTION PLAN


1.       Purpose

         The purposes of the Arizona Instrument Corporation 1991 Stock Option Plan ("Plan") are to attract and retain the best available employees and directors of Arizona Instrument Corporation or any parent or subsidiary or affiliate of Arizona Instrument Corporation which now exists or hereafter is organized or acquired by or acquires Arizona Instrument Corporation (collectively or individually as the context requires the "Company") as well as appropriate third parties who can provide valuable services to the Company, to provide additional incentive to such persons and to promote the success of the business of the Company. This Plan is intended to comply with Rule 16b-3 under
Section 16 of the Securities Exchange Act of 1934, as amended or any successor rule ("Rule 16b-3"), and the Plan shall be construed, interpreted and administered to so comply.

2.       Incentive and Nonqualified Stock Options

         Two types of options (referred to herein as "options," without distinction between such two types) may be granted under the Plan: options intended to qualify as incentive stock options ("incentive stock options") under
Section 422 of the United States Internal Revenue Code of 1986, as amended, or any successor provision ("Code"); and other options intended not to qualify for favorable income tax treatment under Sections 421 through 424 of the Code ("nonqualified stock options").

3.       Eligibility and Administration

         (a) Eligibility. The following individuals shall be eligible to receive grants pursuant to the Plan as follows:

                  i) Any employee (including any officer or director who is an employee) of the Company or any ISO Group member shall be eligible to receive either incentive stock options or nonqualified stock options under the Plan. An employee may receive more than one option under the Plan.

                  ii) Any director who is not an employee of the Company or any Affiliated Group member shall be eligible to receive options only as set forth in Section 8.

                  iii) Any other individual whose participation the committee determines is in the best interests of the Company shall be eligible to receive nonqualified stock options.

         (b) Administration. The Plan shall be administered by a committee or committees appointed by the Board of Directors of the Company (the "Board") so constituted as to permit the Plan to comply under Rule 16b-3. All administrative powers may be delegated by a committee, except where required for selection and determination of grants for persons subject to Section 16 of the Securities Exchange Act of 1934, as amended ("Section 16"). The Company shall indemnify and hold harmless each director and committee member for any action

                                 Exhibit 99.1-1
or determination made in good faith with respect to the Plan or any option. Determinations by the committee shall be final and conclusive upon all persons.

4.       Shares Subject to Options

         The stock available for grant of options under the Plan shall be shares of the Company's authorized but unissued or reacquired voting common stock. The aggregate number of shares that may be issued pursuant to exercise of options granted under the Plan shall be 450,000 shares. Additionally, each year the aggregate number of shares of stock that may be issued pursuant to exercise of nonqualified stock options (but not incentive stock options) under the Plan shall automatically increase annually on January 1 by the number of shares equal to 1% of the outstanding common shares on such date and shall not thereafter decrease except by specific action of the Board; provided, however, that the aggregate number of shares available for issuance pursuant to the Plan, minus the number of shares that are subject to outstanding options and the number of shares that have been purchased upon exercise of options, shall not exceed on any January 1 over 10% of the outstanding common shares. If any outstanding option grant under the Plan for any reason expires or is terminated, the shares of common stock allocable to the unexercised portion of the option grant shall again be available for options under the Plan as if no options had been granted with respect to such shares.

5.       Terms and Condition of Options

         Option grants under the Plan shall be evidenced by agreements in such form and containing such provisions which are consistent with the Plan as the committee shall from time to time approve. Each agreement shall specify whether the option(s) granted thereby are incentive stock options or nonqualified stock options. Such agreements may incorporate all or any of the terms hereof by reference and shall comply with and be subject to the following terms and conditions:

         (a) Shares Granted. Each option grant agreement shall specify the number of incentive stock options and/or nonqualified stock options being granted; one option shall be deemed granted for each share of stock. In addition, each option grant agreement shall specify the exercisability and/or vesting schedule of such options, if any.

         (b) Purchase Price. The purchase price for a share subject to (i) a nonqualified option may be any amount above the par value of such share determined in good faith by the committee, and (ii) unless otherwise permitted at a lower price by the Code, an incentive option shall not be less than 100% of the fair market value of the share on the date the option is granted, provided, however, the option price on an incentive stock option shall not be less than 110% of the fair market value of such share on the date the option is granted to an individual then owning (after the application of the family and other attribution rules of Section 424(d) or any successor rule of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any ISO Group member. For purposes of the Plan, "fair market value" at any date shall be (i) the reported closing price of such stock on the New York Stock Exchange or other established stock exchange or National Market System on such date, or if no sale of such stock shall have been made on such exchange on that date, on the preceding date on which there was such a sale, (ii) if such stock is not then listed on an exchange or the National Market System, the average of the closing bid and asked prices per share for such stock in the over-the-counter market as quoted on NASDAQ or the pink sheets or successor

                                 Exhibit 99.1-2
publication of the National Quotation Bureau on such date, or (iii) if the stock is not then listed or quoted as referenced above, an amount determined in good faith by the committee.

         (c) Termination. Unless otherwise provided herein or in a specific option grant agreement which may provide for longer or shorter periods of exercisability, no option shall be exercisable after the expiration of the earliest of

                  i)       in the case of an incentive stock option:

                           (1) ten years from the date the option is granted, or
                  five years from the date the option is granted to an individual owning (after the application of the family and other attribution rules of Section 424(d) of the Code) at the time such option was granted, more than 10% of the total combined voting power of all classes of stock of the Company or any ISO Group member,

                           (2) three months  after the date the optionee  ceases
                  to perform services for the Company or any ISO Group member, if such cessation is for any reason other than death, disability (within the meaning of Code Section 22(e)(3)), or cause,

                           (3) one year  after the date the  optionee  ceases to
                  perform services for the Company or any ISO Group member, if such cessation is by reason of disability (within the meaning of Code Section 22(e)(3)),

                           (4) three years after the date the optionee ceases to
                  perform services for the Company or any ISO Group member, if such cessation is by reason of death, or

                           (5) the date the optionee ceases to perform  services
                  for the Company or any ISO Group member, if such cessation is for cause, as determined by the committee in its sole discretion;

                  ii)      in the case of a nonqualified stock option:

                           (1) twenty years from the date the option is granted,

                           (2) two years after the date the  optionee  ceases to
                  perform services for the Company or any Affiliated Group member, if such cessation is for any reason other than death, permanent disability, retirement or cause,

                           (3) three years after the date the optionee ceases to
                  perform services for the Company or any Affiliated Group member, if such cessation is by reason of death, permanent disability or retirement, or

                           (4) the date the optionee ceases to perform  services
                  for the Company or any Affiliated Group member, if such cessation is for cause, as determined by the committee in its sole discretion;

                                 Exhibit 99.1-3
provided, that an option shall only be exercisable for the periods described above following the date an optionee ceases to perform services to the extent the option was exercisable on the date of such cessation.

         (d) Method of Payment. The purchase price for any share purchased pursuant to the exercise of an option granted under the Plan shall be paid in full upon exercise of the option by any of the following methods, (i) by cash,
(ii) by check, or (iii) to the extent permitted under the particular grant agreement, by transferring to the Company shares of stock of the Company at their fair market value as of the date of exercise of the option as determined in accordance with paragraph 5(b). Notwithstanding the foregoing, the Company may arrange for or cooperate in permitting cashless exercise procedures and may extend and maintain, or arrange for the extension and maintenance of, credit to an optionee to finance the optionee's purchase of shares pursuant to the exercise of options, on such terms as may be approved by the committee, subject to applicable regulations of the Federal Reserve Board and any other applicable laws or regulations in effect at the time such credit is extended.

         (e) Exercise. No option shall be exercisable during the lifetime of an optionee by any person other than the optionee, his or her guardian or legal representative. The committee shall have the power to set the time or times within which each option shall be exercisable and to accelerate the time or times of exercise. To the extent that an optionee has the right to exercise one or more options and purchase shares pursuant thereto, the option(s) may be exercised from time to time by written notice to the Company stating the number of shares being purchased and accompanied by payment in full of the purchase price for such shares. Any certificate for shares of outstanding stock used to pay the purchase price shall be accompanied by a stock power duly endorsed in blank by the registered owner of the certificate (with the signature thereon guaranteed). In the event the certificate tendered by the optionee in such payment covers more shares than are required for such payment, the certificate shall also be accompanied by instructions from the optionee to the Company's transfer agent with respect to the disposition of the balance of the shares covered thereby.

         (f) Nontransferability. No option shall be transferable by an optionee otherwise than by will or the laws of descent and distribution.

         (g) ISO $100,000 Limit. If required by applicable tax rules regarding a particular grant, to the extent that the aggregate fair market value (determined as of the date an incentive stock option is granted) of the shares with respect to which an incentive stock option under this Plan (when aggregated, if appropriate), with shares subject to other incentive stock option grants made before said grant under this Plan or any other plan maintained by the Company or any ISO Group member) is exercisable for the first time by an optionee during any calendar year exceeds $100,000 (or such other limit as is prescribed by the Code), such option grant shall be treated as a grant on nonqualified stock options pursuant to Code Section 422(d).

         (h) Investment Representation. Unless the shares of stock covered by the Plan have been registered with the Securities and Exchange Commission pursuant to Section 5 of the Securities Act of 1933, as amended, each optionee by accepting an option grant represents and agrees, for himself or herself and his or her transferees by will or the laws of descent and distribution, that all shares of stock purchased upon the exercise of the option grant will be acquired for investment and not for resale or distribution. Upon such exercise of any portion of an option grant, the person entitled to exercise the same shall upon request of the Company

                                 Exhibit 99.1-4
furnish evidence satisfactory to the Company (including a written and signed representation) to the effect that the shares of stock are being acquired in good faith for investment and not for resale or distribution. Furthermore, the Company may if it deems appropriate affix a legend to certificates representing shares of stock purchased upon exercise of options indicating that such shares have not been registered with the Securities and Exchange Commission and may so notify its transfer agent.

         (i) Rights of Optionee. An optionee or transferee holding an option grant shall have no rights as a shareholder of the Company with respect to any shares covered by any option grant until the date one or more of the options granted thereunder have been properly exercised and the purchase price for such shares has been paid in full. No adjustment shall be made for dividends (ordinary or extraordinary, whether cash, securities or other property) or distributions or other rights for which the record date is prior to the date such share certificate is issued, except as provided for in paragraph 5(k). Nothing in the Plan or in any option grant agreement shall confer upon any optionee any right to continue performing services for the Company or any Affiliated Group member, or interfere in any way with any right of the Company or any Affiliated Group member to terminate the optionee's services at any time.

         (j) Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise of an option. The value of any fractional share subject to an option grant shall be paid in cash in connection with the exercise that results in all full shares subject to the grant having been exercised.

         (k) Reorganizations, Etc. If the outstanding shares of stock of the class then subject to this Plan are increased or decreased, or are changed into or exchanged for a different number or kind of shares or securities, as a result of one or more reorganizations, recapitalizations, stock splits, reverse stock splits, stock dividends, spin-off, spin-out or other distribution of assets to shareholders, or assumption and conversion of outstanding grants due to an acquisition and the like, appropriate adjustments shall be made in the number and/or type of shares or securities for which options may thereafter be granted under this Plan and for which options then outstanding under this Plan may thereafter be exercised. Any such adjustments in outstanding options shall be made without changing the aggregate exercise price applicable to the unexercised portions of such options. Notwithstanding the foregoing but subject to Section 9, a merger or similar reorganization that the Company does not survive, a sale of all or substantially all of the assets of the Company, or the dissolution or liquidation of the Company shall cause every option outstanding hereunder to terminate, to the extent not then exercised, except to the extent that any surviving entity agrees to assume the Plan and/or the obligations under any such option.

         (l) Option Modification. Subject to the terms and conditions and within the limitations of the Plan, the committee may modify, extend or renew outstanding options granted under the Plan, accept the surrender of outstanding options (to the extent not theretofore exercised), reduce the exercise price of outstanding options, and authorize the granting of new options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, no modification of an option (either directly or through modification of the Plan) shall, without the consent of the optionee, alter or impair any rights of the optionee under the option.

         (m) Grants to Foreign Optionees. The committee in order to fulfill the Plan purposes and without amending the Plan may modify grants to participants who are foreign nationals or

                                 Exhibit 99.1-5
performing services for the Company or an Affiliated Group member outside the United States to recognize differences in local law, tax policy or custom.

         (n) Other Terms. Each option grant agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the committee, such as without limitation discretionary performance standards, tax withholding provisions, or other forfeiture provisions regarding competition and confidential information.

6.       Termination or Amendment of the Plan

         The Board may at any time terminate or amend the Plan; provided, that shareholder approval shall be obtained of any action for which shareholder approval is required in order to comply with Rule 16b-3, the Code or other applicable laws or regulatory requirements within such time periods prescribed.

7.       Shareholder Approval and Term of the Plan

         The Plan shall be effective as of April 26, 1991, the date it was adopted by the Board, subject to ratification by the shareholders of the Company within (each of) the time period(s) prescribed under Rule 16b-3, the Code, and any other applicable laws or regulatory requirements, and shall continue thereafter until terminated by the Board. Unless sooner terminated by the Board, in its sole discretion, the Plan will expire on April 26, 2001 solely with respect to the granting of incentive stock options or such later date as may be permitted by the Code for incentive stock options.

8.       Automatic Grants to Certain Directors

         At the time this Plan is approved by a vote of shareholders, each director who is not an employee of the Company or any Affiliated Group member shall automatically be awarded 2,500 nonqualified stock options. Thereafter, at the time each person who is not an employee of the Company or any Affiliated Group member becomes a director and on each subsequent January 1 thereafter each nonemployee director shall be automatically granted 2,500 nonqualified stock options. The exercise price shall equal the fair market value on each such date and such options shall be exercisable in full for the period beginning six months after the date of grant and ending two years after the optionee ceases to be a director; provided, however, such options shall terminate immediately on the date that a director ceases to be a director for cause. This Section 8 shall not be amended more than once every six months other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder.

9.       Acceleration of Exercisability and Vesting Under Certain Circumstances

         Notwithstanding any provision in the Plan to the contrary, with regard to any option granted to any executive officer or director of the Company unless the particular letter of grant provides otherwise, the option will become immediately exercisable and vested in full upon the occurrence, before the expiration or termination of such option, of any of the events listed below:

                  (a) delivery of written notice of a stockholders' meeting to the stockholders of the Company announcing a stockholders' meeting at which the stockholders will consider a

                                 Exhibit 99.1-6
proposed merger, proposed sale of substantially all the assets, or similar proposed reorganization of the Company; or

                  (b) the acquisition of beneficial ownership (as such term is defined in Rule 13d-3 as promulgated under the Securities Exchange Act of 1934) by any "person" (as such term is used in Sections 13(d) and 14(d) of the
Securities Exchange Act of 1934), other than the Company, directly or indirectly, of securities representing 25% or more of the total number of votes that may be cast for the election of directors of the Company; or

                  (c) commencement (within the meaning of Rule 14d-2 as promulgated under the Securities Exchange Act of 1934) of a "tender offer" for stock of the Company subject to Section 14(d)(2) of the Securities Exchange Act of 1934; or

                  (d) failure, at any annual or special meeting of the Company's shareholders following an "election contest" subject to Rule 14a-11 (as promulgated under the Securities Exchange Act of 1934), of any of the persons nominated by the Company in the proxy material mailed to shareholders by the management of the Company to win election to seats on the Board, excluding only those who die, retire voluntarily, are disabled or are otherwise disqualified in the interim between their nomination and the date of the meeting.

10.      Definitions

                  (a) "Affiliate" means any corporation, partnership, joint venture or other entity, domestic or foreign, in which the Company, either directly or through another affiliate or affiliates, has a 50% or more ownership interest.

                  (b) "Affiliated Group" means the group consisting of the Company and any entity that is an "affiliate," a "parent" or a "subsidiary" of the Company.

                  (c) "ISO Group" means the group consisting of the Company and any corporation that is a "parent" or a "subsidiary" of the Company.

                  (d) "Parent" means a corporation that is a "parent" of the Company within the meaning of Code Section 424(e).

                  (e) "Subsidiary" means a corporation that is a "subsidiary" of the Company within the meaning of Code Section 424(f).

                                 Exhibit 99.1-7